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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

ENTOURAGE MINING LTD.
(Exact name of registrant as specified in charter.)

BRITISH COLUMBIA	Not Applicable
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

625 Howe Street
Suite 1180
Vancouver, British Columbia
Canada V6C 2T6
(604) 408-2212
(Address and telephone of executive offices, including zip code.)

ENTOURAGE MINING LTD.
STOCK OPTION PLAN

Ernest Peters, President
ENTOURAGE MINING LTD.
625 Howe Street
Suite 1180
Vancouver, British Columbia
Canada V6C 2T6
(604) 408-2212
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]
Common Shares, no par value, issuable upon exercise of stock options by Grantees	1,600,000	$0.375	$600,000	$100.00
Totals	1,600,000	$0.375	$600,000	$100.00

[1]       Based upon the mean between the closing bid and ask prices for common shares on March 11, 2004 in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)   Our last Form 20-F filed with the Securities and Exchange Commission ("SEC"), SEC file no. 000-50305.

b)   All other reports, proxy statements and information statements filed subsequent to the foregoing Form 20-F to pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

c)   Our Form F-1, as amended, SEC file no. 333-110907, which was declared effective by the SEC on

ITEM 4.       DESCRIPTION OF SECURITIES.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock, now outstanding, are fully paid for and non-assessable and all shares of common stock will be fully paid for and non-assessable. We refer you to our articles of incorporation, bylaws and the applicable statutes of the laws of British Columbia for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this registration statement, we have not paid any cash dividends to our stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no British Columbia anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Dividends

Holders of the common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividend has been paid on the common stock since inception, and none is contemplated in the foreseeable future.

Stock transfer agent

Our stock transfer agent for our securities is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 and its telephone number is (604) 661-9400.

Shares outstanding

We have 15,130,005 shares of common stock outstanding, 881,000 common shares offered for sale pursuant to our Form F-1 registration statement will be freely tradable without restriction in the United States under the Securities Act of 1933 unless purchased by our affiliates.

The remaining 14,249,005 common shares were offered and sold outside the United States to non-U.S. persons. Some of the shares are held by affiliates. Common shares held by affiliates of Entourage Mining and restricted securities may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions under Section 4(1) and/or Rules 144 or 144(k) under the Securities Act.

ITEM 5.       INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.       EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.       EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form 20-F Registration Statement, as amended, filed with the Securities and Exchange Commission, SEC file #000-50305. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

1.1	Amendments to Articles of Incorporation
1.2	Certificate of Change of Name
1.3	Special Resolution dated March 28, 2002, effecting the stock split
2.1	Share Certificate - Common Stock
4.1	Assignment Agreement
4.2	Assignment Agreement - Finlayson
4.3	Escrow Agreement

The following documents are filed herewith:

Exhibit No.	Description
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
10.1	Stock Option Plan.
23.1	Consent of Morgan & Company, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.       UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 11th day of March, 2004.

ENTOURAGE MINING LTD.
BY:	/s/ Ernest Peters Ernest S. Peters, President, Chief Executive Officer

BY:	/s/ Greg Kennedy Greg Kennedy, Secretary and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ernest Peters Ernest S. Peters	President, Chief Executive Officer and a member of the Board of Directors	March 11, 2004

/s/ John R. Poloni John R. Poloni	Member of the Board of Directors	March 11, 2004

/s/ Robin Forshaw Robin Forshaw	Member of the Board of Directors	March 11, 2004

/s/ Greg Kennedy Greg Kennedy	Secretary and Chief Financial Officer and a member of the Board of Directors	March 11, 2004